Exhibit 99.1

Mountain Lake Acquisition Corp. Announces Closing of Business Combination and Listing on Nasdaq

Incline Village, Nevada, June 11, 2026 (GLOBE NEWSWIRE) -- Mountain Lake Acquisition Corp (“MLAC”), a special purpose acquisition company, today announced the completion of its previously announced business combination with Avalanche Treasury Corporation (“AVAT”) (the “Business Combination”). The shares of Class A common stock of AVAT, the combined company following the Business Combination, will commence trading on the Nasdaq on June 11, 2026, under the ticker symbol “AVAT.” The Business Combination was approved by MLAC’s shareholders at an extraordinary general meeting in lieu of an annual general meeting of shareholders on June 4, 2026, and all remaining closing conditions of the Business Combination were satisfied or waived among the parties as of June 11, 2026.

Advisors

Ellenoff Grossman & Schole LLP and Forbes Hare served as legal advisors to MLAC.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP and Appleby (Cayman) Ltd. served as legal advisors to AVAT.

BTIG, LLC served as financial and capital markets advisor to MLAC.

About AVAT (Avalanche Treasury Co.)

AVAT (Avalanche Treasury Co.) is a Nasdaq-listed company that provides investors with exposure to the Avalanche ecosystem as businesses move on-chain. Investors in AVAT hold shares in a publicly listed company whose value is tied to Avalanche, the blockchain technology platform of choice for some of the world’s most recognized and trusted institutions. AVAT is designed for those who want access to the blockchain infrastructure that offers flexibility, interoperability, and speed without holding a digital asset directly. For more information, visit avat.com.

About Mountain Lake Acquisition Corp.

MLAC was a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s management team was led by Paul Grinberg, its Chairman & CEO, and Douglas Horlick, its Chief Financial Officer, Director, and President.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements also include, but are not limited to, statements regarding estimation of the listing. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MLAC’s management and are not predictions of actual performance. These statements involve risks, uncertainties and other factors that may cause the actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although MLAC believes that it has a reasonable basis for each forward-looking statement contained in this press release, MLAC cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. The forward-looking statements in this press release represent the views of MLAC as of the date of this press release. Subsequent events and developments may cause those views to change. Except as may be required by law, MLAC does not undertake any duty to update these forward-looking statements.

INVESTOR RELATIONS CONTACT

Mountain Lake Acquisition Corp.

Douglas Horlick

doug@mountainlakeacquisition.com

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

(775) 204-1489